Exhibit 10.108

Royal Bank of Canada Royal Centre Business Markets 36th Floor, 1055 West Georgia St Vancouver, B.C. VOE 3S5
Tel.: 604-665-8474
Fax: 604-665-6368

March 15, 2006

Private and Confidential

Verichip Holdings Inc.
Suite 100 13551 Commerce Parkway
Richmond, B.C.
V6V 2L1

Attention: Mr. Nurez Khimji, C.F.O.

ROYAL BANK OF CANADA (the “Bank”) hereby confirms the credit facilities described below (the “Credit Facilities”) subject to the terms and conditions set forth below and in the attached Terms & Conditions and Schedules (collectively the “Agreement”). This Agreement supersedes and cancels the existing agreement dated April 18, 2005 and any amendments thereto. Any amount owing by the Borrower to the Bank under such previous agreement is deemed to be a Borrowing under this Agreement. Any and all security that has been delivered to the Bank and is set forth as Security below, shall remain in full force and effect, is expressly reserved by the Bank and shall apply in respect of all obligations of the Borrower under the Credit Facilities. Unless otherwise provided, all dollar amounts are in Canadian currency.

BORROWER: VERICHIP HOLDINGS INC., (formerly Verichip Inc.) (the “Borrower”)

CREDIT FACILITIES

Facility (1): $1,500,000.00 revolving demand facility by way of:

a)	RBP based loans (“RBP Loans”)

Revolve in increments of:	$5,000.00	Minimum retained balance:	$0.00
Revolved by:	Bank	Interest rate (per annum):	RBP + 1.00%

b)	RBUSBR based loans in US currency (“RBUSBR Loans”)

Revolve in increments of:	$5,000.00	Minimum retained balance	$0.00
Revolved by:	Bank	Interest rate (per annum):	RBUSBR + 1.00%

c)	Letters of Credit in Canadian currency (“LCs”)

Fees to be advised on a transaction-by-transaction basis. Fees and drawings to be charged to Borrower’s accounts.

d)	Letters of Guarantee in Canadian currency (“LGs”)

Fees and drawings to be charged to Borrower’s accounts. Minimum fee of $100

® Registered Trademark of Royal Bank of Canada

Verichip Holdings Inc.	March 15, 2006

AVAILABILITY

The Borrower may borrow, convert, repay and reborrow up to the amount of this facility provided this facility is made available at the sole discretion of the Bank and the Bank may cancel or restrict the availability of any unutilized portion at any time and from time to time.

Borrowings outstanding under this facility must not exceed at any time the aggregate of the following, less Potential Prior-Ranking Claims (the “Borrowing Limit”):

a)	75% of Good Accounts Receivable;

b)	85% of Good EDC Accounts Receivable;

c)	to a maximum of $375,000, 25% of the lesser of cost or net realizable value of Unencumbered Inventory.

REPAYMENT

Notwithstanding compliance with the covenants and all other terms and conditions of this Agreement, and regardless of the maturities of any outstanding instruments or contracts, Borrowings under this facility are repayable on demand.

GENERAL ACCOUNT

The Borrower shall establish currents accounts with the Bank in each of Canadian currency and US currency (each a “General Account”) for the conduct of the Borrower’s day-to-day banking business. The Borrower authorizes the Bank daily or otherwise as and when determined by the Bank, to ascertain the balance of each General Account and:

a)
if such position is a debit balance the Bank may, subject to the revolving increment amount and minimum retained balance specified in this Agreement, make available a Borrowing by way of RBP Loans, or RBUSBR Loans as applicable, under this facility;

b)
if such position is a credit balance, where the facility is indicated to be Bank revolved, the Bank may, subject to the revolving increment amount and minimum retained balance specified in this Agreement, apply the amount of such credit balance or any part as a repayment of any Borrowings outstanding by way of RBP Loans, or RBUSBR Loans as applicable, under this facility.

OTHER FACILITIES:

The Credit Facilities are in addition to the following facilities (the “Other Facilities”). The Other Facilities will be governed by this Agreement and separate agreements between the Borrower and the Bank. In the event of a conflict between this Agreement and any such separate agreement, the terms of the separate agreement will govern.

a)	Canadian $ VISA Business to a maximum amount of $50,000.00;

b)	US$ VISA Gold to a maximum amount of US$165,000.00.

FEES:

One Time Fee:	Monthly Fee:

Payable upon acceptance of this Agreement.	Payable in arrears on the same day of each month.

Arrangement Fee: $400.00	Revolvement Fee: $100.00

SECURITY

Security for the Borrowings and all other obligations of the Borrower to the Bank (collectively, the “Security”), shall include:

a)	General security agreement on the Bank’s Form 924 covering all personal property of the Borrower;

b)	Guarantee and postponement of claim on the Bank’s Form 812 In the amount of $2,000,000 provided by Verichip Corporation, (the “Guarantor”);

Verichip Holdings Inc.	March 15, 2006

c)	Consent and confirmation letter signed by the Borrower;

d)
Copy of Export Development Corporation (“EDC”) E6 Direction to Pay - assignment of accounts receivable guarantee from EDC authorization EDC to pay the Bank directly any amounts that may become payable under the policy. Copy of EDC Export Credit Insurance Policy with endorsement details and General Terms & Condition Agreement.

REPORTING REQUIREMENTS

The Borrower will provide the following to the Bank:

a)
monthly Borrowing Limit Certificate substantially In the form of Schedule “D”, together with an aged list of accounts receivable for the Borrower, identifying those accounts with EDC insurance, and a copy of EDC’s monthly declaration form confirming that the Borrower is current in paying insurance premiums and including a report of any EDC insured receivables that are more than 90 days past due, within 30 days of each month end;

b)	monthly aged listing of accounts receivables for Verichip Corporation within 30 days of each month end;

c)	quarterly company prepared consolidated financial statements for the Borrower and the Guarantor, in accordance with US GAAP in US dollars, within 45 days of each fiscal quarter end;

d)	quarterly company prepared unit financial statements In US dollars for the Borrower and Guarantor, within 45 days of each fiscal quarter end;

e)
annual audited consolidated financial statements for Verichip Corp. with audited consolidated schedules for the Borrower and the Guarantor, in accordance with US GAAP in US dollars within 120 days of each fiscal year end;

f)	annual management prepared financial forecasts with quarterly breakdowns, in US dollars, within 120 days of each fiscal year end; and

g)	such other financial and operating statements and reports as and when the Bank may reasonably require.

CONDITIONS PRECEDENT

In no event will the Credit Facilities or any part thereof be available unless the Bank has received:

a)	a duly executed copy of this Agreement;

b)	the Security provided for herein, registered, as required, to the satisfaction of the Bank;

c)	such financial and other information or documents relating to the Borrower or any Guarantor if applicable as the Bank may reasonably require; and

d)	such other authorizations, approvals, opinions and documentation as the Bank may reasonably require.

Additionally;

e)	monthly confirmation from EDC that Borrower is up to date In paying its insurance premiums;

f)	copy of report to EDC, on accounts receivable greater than 90 days, for follow up on collections as required; and

g)	all documentation to be received by the Bank shall be in form and substance satisfactory to the Bank.

GOVERNING LAW JURISDICTION

Province of British Columbia.

Verichip Holdings Inc.	March 15, 2006

ACCEPTANCE

This Agreement is open for acceptance until April 14, 2006, after which date it will be null and void, unless extended in writing by the Bank.

ROYAL BANK OF CANADA

Per:	/s/ Rahim Kurji
Name:	Rahim Kurji
Title:	Account Manager

We acknowledge and accept the terms and conditions of this Agreement on this 27 day of March, 2006.

VERICHIP HOLDINGS INC.

Per:	/s/ Nurez Khimji
Name:	Nurez Khimji
Title:	Chief Financial Officer

Per:	/s/ Keevin Vanloo
Name:	Keevin Vanloo
Title:	Corporate Controller.

I/We have the authority to bind the Borrower

attachments:

Terms and Conditions

Schedules:

•	Definitions

•	Calculation and Payment of Interest and Fees

•	Additional Borrowing Conditions

•	Borrowing Limit Certificate

Verichip Holdings Inc.	March 15, 2006

TERMS AND CONDITIONS

The Bank is requested by the Borrower to make the Credit Facilities available to the Borrower in the manner and at the rates and times specified in this Agreement. Terms defined elsewhere in this Agreement and not otherwise defined in the Terms and Conditions below or the Schedules attached hereto have the meaning given to such terms as so defined. In consideration of the Bank making the Credit Facilities available, the Borrower agrees, with the Bank as follows:

REPAYMENT

Amounts outstanding under the Credit Facilities, together with Interest, shall become due in the manner and at the rates and times specified in this Agreement and shall be paid in the currency of the Borrowing. Unless the Bank otherwise agrees, any payment hereunder must be made in money which is legal tender at the time of payment. In the case of a demand facility of any kind, the Borrower shall repay all principal sums outstanding under such facility upon demand including, without limitation, an amount equal to the face amount of all LCs and LGs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower’s obligations to the Bank in respect of such Borrowings. Where any Borrowings are repayable by scheduled blended payments, such payments shall be applied, firstly, to interest due, and the balance, if any, shall be applied to principal outstanding. If any such payment is insufficient to pay all interest then due, the unpaid balance of such Interest will be added to such Borrowing, will bear interest at the same rate, and will be payable on demand or on the date specified herein, as the case may be. Borrowings repayable by way of scheduled payments of principal and interest shall be so repaid with any balance of such Borrowings being due and payable as and when specified in this Agreement. The Borrower shall ensure that the maturities of instruments or contracts selected by the Borrower when making Borrowings will be such so as to enable the Borrower to meet its repayment obligations.

PREPAYMENT

Where Borrowings are by way of RBP Loans or RBUSBR Loans, the Borrower may prepay such Borrowings in whole or in part without fee or premium.

EVIDENCE OF lNDEBTEDNESS

The Bank shall maintain accounts and records (the “Accounts”) evidencing the Borrowings made available to the Borrower by the Bank under this Agreement. The Bank shall record the principal amount of such Borrowings, the payment of principal and interest on account of the Borrowings, and all other amounts becoming due to the Bank under this Agreement. The Accounts constitute, in the absence of manifest error, conclusive evidence of the Indebtedness of the Borrower to the Bank pursuant to this Agreement. The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable under this Agreement, including, but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

GENERAL COVENANTS

Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility, the Borrower covenants and agrees with the Bank that the Borrower:

a)	will pay all sums of money when due under the terms of this Agreement;

b)
will immediately advise the Bank of any event which constitutes or which, with notice, lapse of time or both, would constitute a breach of any covenant or other term or condition of this Agreement or any Security, or in the case of any term facility, an Event of Default;

c)
will file all material tax returns which are or will be required to be filed by it, pay or make provision for payment of all material taxes (including interest and penalties) and Potential Prior-Ranking Claims, which are or will become due and payable and provide adequate reserves for the payment of any tax, the payment of which is being contested;

d)
will give the Bank 30 days prior notice in writing of any intended change in Its ownership structure and it will not make or facilitate any such changes without the prior written consent of the Bank, (including any material change in the company’s management);

e)	will comply with all Applicable Laws, Including, without limitation, all Environmental Laws;

Verichip Holdings Inc.	March 15, 2006

f)
will immediately advise the Bank of any action requests or violation notices received concerning the Borrower and hold the Bank harmless from and against any losses, costs or expenses which the Bank may suffer or incur for any environment related liabilities existent now or in the future with respect to the Borrower;

g)
will deliver to the Bank such financial and other information as the Bank may reasonably request from time to time, Including, but not limited to, the reports and other information set out under Reporting Requirements;

h)
will immediately advise the Bank of any unfavourable change in its financial position which may adversely affect its ability to pay or perform its obligations in accordance with the terms of this Agreement;

i)
will keep Its assets fully insured against such perils and in such manner as would be customarily insured by Persons carrying on a similar business or owning similar assets. If the Borrower owns any commercial buildings located in Metropolitan Vancouver, the Lower Fraser Valley, Metropolitan Victoria or Saanich Peninsula, British Columbia, then, in addition to the preceding, the Borrower shall insure and keep fully insured such commercial buildings against risk of earthquake;

j)
except for Permitted Encumbrances, will not, without the prior written consent of the Bank, grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting any of its properties, assets or other rights;

k)
will not, without the prior written consent of the Bank, sell, transfer, convey, lease or otherwise dispose of any of Its properties or assets other than in the ordinary course of business and on commercially reasonable terms;

l)
will not, without the prior written consent of the Bank, guarantee or otherwise provide for, on a direct, Indirect or contingent basis, the payment of any monies or performance of any obligations by any other Person, except as may be provided for herein;

m)	will not, without the prior written consent of the Bank, merge, amalgamate, or otherwise enter into any other form of business combination with any other Person;

n)
will permit the Bank or its representatives, from time to time, to visit and inspect the Borrower’s premises, properties and assets and examine and obtain copies of the Borrower’s records or other information and discuss the Borrower’s affairs with the auditors, counsel and other professional advisers of the Borrower.

EXPENSES, ETC.

The Borrower agrees to pay the Bank all fees, as stipulated in this Agreement. The Borrower also agrees to pay all fees (including legal fees), costs and expenses incurred by the Bank in connection with preparation, negotiation and documentation of this Agreement and any Security and the operation, enforcement or termination of this Agreement and the Security. The Borrower shall indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank if any facility under the Credit Facilities is repaid or prepaid other than on its Maturity Date. The determination by the Bank of such loss, cost or expense shall be conclusive and binding for all purposes and shall include, without limitation, any loss Incurred by the Bank in liquidating or redeploying deposits acquired to make or maintain any facility.

GENERAL INDEMNITY

The Borrower hereby agrees to indemnify and hold the Bank and its directors, officers, employees and agents harmless from and against any and all claims, suits, actions, demands, debts, damages, costs, losses, obligations, judgements, charges, expenses and liabilities of any nature which are suffered, incurred or sustained by, imposed on or asserted against any such Person as a result of, in connection with or arising out of i) any Event of Default or breach of any term or condition of this Agreement or any Security by the Borrower or any Guarantor if applicable (whether or not constituting an Event of Default), ii) the Bank acting upon instructions given or agreements made by electronic transmission of any type, iii) the presence of Contaminants at, on or under or the discharge or likely discharge of Contaminants from, any properties now or previously used by the Borrower or any Guarantor and iv) the breach of or non compliance with any Applicable Law by the Borrower or any Guarantor.

AMENDMENTS AND WAIVERS

No amendment or waiver of any provision of this Agreement will be effective unless it is in writing, signed by the Borrower and the Bank. No failure or delay, on the part of the Bank, in exercising

Verichip Holdings Inc.	March 15, 2006

any right or power hereunder or under any Security shall operate as a waiver thereof. Any amendments requested by the Borrower will require review and agreement by the Bank and its counsel. Costs related to this review will be for the Borrower’s account.

SUCCESSORS AND ASSIGNS

This Agreement shall extend to and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The Borrower shall not be entitled to assign or transfer any rights or obligations hereunder, without the consent in writing of the Bank. The Bank may assign or transfer all or any part of its rights end obligations under this Agreement to any Person. The Bank may disclose to potential or actual assignees or transferees confidential information regarding the Borrower and any Guarantor if applicable, (including, any such information provided by the Borrower, and any Guarantor if applicable, to the Bank) and shall not be liable for any such disclosure.

GAAP

Unless otherwise provided, all accounting terms used in this Agreement shall be interpreted in accordance with Canadian Generally Accepted Accounting Principles in effect from time to time, applied on a consistent basis from period to period. Any change in accounting principles or the application of accounting principles, including, without limitation, the use of differential reporting (or any changes to the selection of differential reporting options) is only permitted with the prior written consent of the Bank.

SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and such invalid provision shall be deemed to be severable.

GOVERNING LAW

This Agreement shall be construed in accordance with and governed by the laws of the Province identified in the Governing Law Jurisdiction section of this Agreement and the laws of Canada applicable therein. The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of such Province and acknowledges the competence of such courts and irrevocably agrees to be bound by a judgment of any such court.

DEFAULT BY LAPSE OF TIME

The mere lapse of time fixed for performing an obligation shall have the effect of putting the Borrower, or a Guarantor if applicable, in default thereof.

SET-OFF

The Bank is authorized (but not obligated), at any time and without notice, to apply any credit balance (whether or not then due) in any account in the name of the Borrower, or to which the Borrower is beneficially entitled (in any currency) at any branch or agency of the Bank in or towards satisfaction of the indebtedness of the Borrower due to the Bank under the Credit Facilities and the other obligations of the Borrower under this Agreement. For that purpose, the Bank is irrevocably authorized to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application.

NOTICES

Any notice or demand to be given by the Bank shall be given in writing by way of a letter addressed to the Borrower. If the letter is sent by telecopier, it shall be deemed received on the date of transmission, provided such transmission is sent prior to 5:00 p.m. on a day on which the Borrower’s business is open for normal business, and otherwise on the next such day. If the letter is sent by ordinary mail to the address of the Borrower, it shall be deemed received on the date falling five (5) days following the date of the letter, unless the letter is hand-delivered to the Borrower, in which case the letter shall be deemed to be received on the date of delivery. The Borrower must advise the Bank at once about any changes in the Borrower’s address.

Verichip Holdings Inc.	March 15, 2006

CONSENT OF DISCLOSURE

The Borrower hereby grants permission to any Person having information in such Person’s possession relating to any Potential Prior-Ranking Claim, to release such information to the Bank (upon its written request), solely for the purpose of assisting the Bank to evaluate the financial condition of the Borrower.

NON-MERGER

The provisions of this Agreement shall not merge with any Security provided to the Bank, but shall continue in full force for the benefit of the parties hereto.

JOINT AND SEVERAL

Where more than one Person is liable as Borrower or Guarantor if applicable for any obligation under this Agreement, then the liability of each such Person for such obligation is joint and several (in Quebec, solidarily) with each other such Person.

LIFE INSURANCE

The Borrower acknowledges that it is ineligible for insurance coverage and that Borrowings are not insured as at the date of acceptance of this Agreement.

COUNTERPART EXECUTION

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together constitute one and the same instrument.

EMAIL AND FAX TRANSMISSION

The Bank is entitled to rely on any report or certificate provided to the Bank by the Borrower or any Guarantor as applicable, by way of email or fax transmission as though it were an originally signed document. The Bank is further entitled to assume that any communication from the Borrower received by email or fax transmission is a reliable communication from the Borrower.

REPRESENTATIONS AND WARRANTIES

The Borrower, represents and warrants to the Bank that:

a)	if it is a corporation, it is duly incorporated, validly existing and duly registered or qualified to carry on business in each jurisdiction in which its business or assets are located;

b)
the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary actions and do not violate its constating documents or any Applicable Laws or agreements to which it is subject or by which it is bound;

c)
no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, an Event of Default or a breach of any covenant or other term or condition of this Agreement or any Security;

d)
there is no claim, action, prosecution or other proceeding of any kind pending or threatened against it or any of its assets or properties before any court or administrative agency which relates to any non-compliance with any Environmental Laws which, if adversely determined, might have a material adverse effect upon its financial condition or operations or its ability to perform its obligations under this Agreement or any Security, and there are no circumstances of which it is aware which might give rise to any such proceeding which it has not fully disclosed to the Bank: and

e)	it has good and marketable title to all of its properties and assets, free and clear of any encumbrances, other than as may be provided for herein.

Representations and warranties are deemed to be repeated as at the time of each Borrowing.

LANGUAGE

The parties hereto have expressly requested that this Agreement and all related documents, including notices, be drawn up in the English language.

Verichip Holdings Inc.	March 15, 2006

WHOLE AGREEMENT

This Agreement and any documents or instruments referred to in, or delivered pursuant to, or in connection with, this Agreement constitute the whole and entire agreement between the Borrower and the Bank with respect to the Credit Facilities.

EXCHANGE RATE FLUCTUATIONS

If, for any reason, the amount of Borrowings outstanding under any facility, when converted to the Equivalent Amount in Canadian currency, exceeds the amount available under such facility, the Borrower shall immediately repay such excess or shall secure such excess to the satisfaction of the Bank.

.	Schedule A

Schedule “A” to the Agreement dated March 15, 2006, between Verichip Holdings Inc., as Borrower, and Royal Bank of Canada, as the Bank.

DEFINITIONS

For the purpose of this Agreement, the following terms and phrases shall have the following meanings:

“Applicable Laws” means, with respect to any Person, property, transaction or event, all present or future applicable laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgements, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction in any applicable jurisdiction;

“Borrowing” means each use of a Credit Facility and all such usages outstanding at any time are “Borrowings”;

“Business Day” means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed throughout Canada:

“Contaminant” includes, without limitation, any pollutant, dangerous substance, liquid waste, Industrial waste, hazardous material, hazardous substance or contaminant including any of the foregoing as defined in any Environmental Law;

“EDC Accounts Receivable” means trade accounts receivable of the Borrower, where the payment has been insured by Export Development Canada (“EDC”), and the Bank has been provided with a duly executed Direction to Pay on EDC Form E-6 supported by a copy of the applicable insurance policy and any renewals thereof;

“Environmental Activity” means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the natural environment, including movement through or in the air, soil, surface water or groundwater;

“Environmental Laws” means all Applicable Laws relating to the environment or occupational health and safety, or any Environmental Activity;

“Equivalent Amount” means, with respect to an amount of any currency, the amount of any other currency required to purchase that amount of the first mentioned currency through the Bank in Toronto, in accordance with normal banking procedures;

“Good Accounts Receivable” means trade accounts receivable of the Borrower owing by Persons whose chief operating activities are located in Canada excluding EDC Accounts Receivable and excluding (i) the entire amount of accounts, any portion of which is outstanding more than 60 days after billing date, provided that the under 60 day portion may be included where the over 60 day portion is less than 10% of the amount of accounts, or where the Bank has designated such portion as nevertheless good, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank’s security, (v) the amount of all holdbacks, contra accounts or rights of set-off on the part of any account debtor, (vi) accounts receivable relating to account debtors not domiciled in jurisdictions approved by the Bank (except where supported by Letters of Credit or Export Insurance) or (vii) any accounts which the Bank has previously advised to be ineligible;

“Good EDC Accounts Receivable” means EDC Accounts Receivable, excluding (i) the entire amount of accounts, any portion of which is outstanding more than 90 days after billing date, provided that the under 90 day portion may be included where the over 90 day portion is less than 10% of the amount of accounts or where the Bank has designated such portion as nevertheless good, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv)

Schedule A

accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank’s security, (v) the amount of all holdbacks, contra accounts or rights of set-off on the part of any account debtor, or (vi) any accounts which the Bank has previously advised to be ineligible;

“Guarantor” means any Person who has guaranteed the obligations of the Borrower under this Agreement;

“Letter of Credit” or “LC” means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of paying suppliers of goods;

“Letter of Guarantee” or “LG” means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of providing security to a third party that the Borrower or a person designated by the Borrower will perform a contractual obligation owed to such third party.

“Maturity Date” means the date on which a facility is due and payable in full;

“Permitted Encumbrances” means, in respect of the Borrower:

a)
liens arising by operation of law for amounts not yet due or delinquent, minor encumbrances on real property such as easements and rights of way which do not materially detract from the value of such property, and security given to municipalities and similar public authorities when required by such authorities in connection with the operations of the Borrower in the ordinary course of business;

b)	Security granted in favour of the Bank;

“Person” includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof including Canada Revenue Agency, and any other incorporated or unincorporated entity;

“Potential Prior-Ranking Claims” means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise, which ranks or is capable of ranking in priority to the Security or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this Agreement;

“RBP” and “Royal Bank Prime” each means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on commercial loans made in Canadian currency in Canada;

“Release” includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep; pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning;

“RBUSBR” and “Royal Bank US Base Rate” each means the annual rate of interest announced by the Bank from time to time as a reference rate then in effect for determining interest rates on commercial loans made in US currency in Canada;

“Unencumbered Inventory” means inventory on-site of the Borrower which is not subject to any security interest or other encumbrance or any other right or claim which ranks or is capable of ranking in priority to the Bank’s security including, Without limitation, rights of unpaid suppliers under the Bankruptcy and Insolvency Act, Canada, to repossess inventory within 30 days after delivery;

“US” means United States of America.

2

Schedule B

Schedule “B” to the Agreement dated March 15, 2006, between Verichip Holdings Inc., as Borrower, and Royal Bank of Canada, as the Bank.

CALCULATION AND PAYMENT OF INTEREST AND FEES

LIMIT ON INTEREST

The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this Agreement in excess of what is permitted by Applicable Law.

OVERDUE PAYMENTS

Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this Agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP plus 5% per annum or, in the case of an amount in US currency if applicable, RBUSBR plus 5% per annum. Such interest on overdue amounts shall be computed daily, compounded monthly and shall be payable both before and after any or all of default, maturity date, demand and judgement.

EQUIVALENT YEARLY RATES

The annual rates of interest or fees to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

TIME AND PLACE OF PAYMENT

Amounts payable by the Borrower hereunder shall be paid at such place as the Bank may advise from time to time in the applicable currency. Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day. Interest and fees payable under this Agreement are payable both before and after any or all of default, maturity date, demand and judgement.

RBP LOANS AND RBUSBR LOANS

The Borrower shall pay interest on each RBP Loan and RBUSBR Loan, monthly in arrears, on the 20th day of each month or such other day as may be agreed to between the Borrower and the Bank. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days and shall be paid in the currency of the applicable Borrowing.

LETTER OF CREDIT FEES

The Borrower shall pay a LC fee on the date of issuance of any LC calculated on the face amount of the LC issued, based upon the number of days in the term and a year of 365 days. If applicable, fees for LCs issued in US currency shall be paid in US currency and fees for LCs issued in any other approved currency shall be paid in Canadian currency.

LETTER OF GUARANTEE FEES

The Borrower shall pay a LG fee on the date of issuance of any LG calculated on the face amount of the LG issued and based on the number of days in the term thereof and a year of 365 days. If applicable, fees for LGs issued in US currency shall be paid in US currency and fees for LGs issued in any other approved currency shall be paid in Canadian currency.

Schedule C

Schedule “C” to the Agreement dated March 15, 2006, between Verichip Holdings Inc., as Borrower, and Royal Bank of Canada, as the Bank.

ADDITIONAL BORROWING CONDITIONS

LCs or LGs:

Borrowings made by way of LCs or LGs will be subject to the following terms and conditions:

a)	each LC and LG shall expire on a Business Day and shall have a term of not more than 365 days;

b)
at least 2 Business Days prior to the issue of an LC or LG, the Borrower shall execute a duly authorized application with respect to such LC or LG and each LC and LG shall be governed by the terms and conditions of the relevant application for such contract;

c)	an LC or LG may not be revoked prior to its expiry date unless the consent of the beneficiary of the LC or LG has been obtained;

d)	any LC or LG issued under a term facility must have an expiry date on or before the Maturity Date of the term facility, unless otherwise agreed by the Bank; and

e)	if there is any inconsistency at any time between the terms of this Agreement and the terms of the application for LC or LG, the terms of the application for LC or LG shall govern.

FEF Contracts

“Foreign Exchange Forward Contract” or “FEF Contract” means a currency exchange transaction or agreement or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the Bank;

At the Borrower’s request, the Bank may agree to enter into FEF Contracts with the Borrower from time to time. The Borrower acknowledges that the Bank makes no formal commitment herein to enter into any FEF Contract and the Bank may, at any time and at all times, in its sole and absolute discretion, accept or reject any request by the Borrower to enter into a FEF Contract. If the Bank does enter into a FEF Contract with the Borrower, it will do so subject to the following:

a)	the Borrower shall promptly issue or countersign and return a confirmation or acknowledgement of the terms of each such FEF Contract as required by the Bank;

b)
the Borrower shall, if required by the Bank, promptly enter into a Foreign Exchange and Options Master Agreement or such other agreement in form and substance satisfactory to the Bank to govern the FEF Contract(s);

c)
in the event of demand for payment under the Agreement of which this schedule forms a part, the Bank may terminate all or any FEF Contracts. If the agreement governing any FEF Contract does not contain provisions governing termination, any such termination shall be effected in accordance with customary market practice. The Bank’s determination of amounts owing under any terminated FEF Contract shall be conclusive in the absence of manifest error. The Bank shall apply any amount owing by the Bank to the Borrower on termination of any FEF Contract against the Borrower’s obligations to the Bank under the Agreement and any amount owing to the Bank by the Borrower on such termination shall be added to the Borrower’s obligations to the Bank under the Agreement and secured by the Security;

d)
the Borrower shall pay all required fees in connection with any FEF Contracts and indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank in relation to any FEF Contract;

e)
any rights of the Bank herein in respect of any FEF Contract are in addition to and not in limitation of or substitution for any rights of the Bank under any agreement governing such FEF Contract. In the event that there is any inconsistency at any time between the terms hereof and any agreement governing such FEF Contract, the terms of such agreement shall prevail; and

f)
in addition to any security which may be held at any time in respect of any FEF Contract, upon request by the Bank from time to time, the Borrower will deliver to the Bank such security as is acceptable to the Bank as continuing collateral security for the Borrower’s obligations to the Bank in respect of FEF Contracts.

Schedule D

Schedule “D” to the Agreement dated March 15, 2006, between Verichip Holdings Inc., as Borrower, and Royal Bank of Canada, as the Bank.

BORROWING LIMIT CERTIFICATE

I,                                         , representing the Borrower hereby certify as of                                          (insert last day of month/quarter as applicable):

1.
I am familiar with and have examined the provisions of the Agreement dated March 6, 2006 and any amendments thereto, between Verichip Holdings Inc., as Borrower, and Royal Bank of Canada, as the Bank and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower. Terms defined in the Agreement have the same meanings where used in this certificate.

2.	The Borrowing Limit is $ , calculated as follows:

Total accounts receivable owing by persons located in Canada Excluding EDC Accounts Receivable					$
Less:	a)	Accounts, any portion of which exceeds 60 days	$
	b)	Accounts due from affiliates	$
	c)	“Under 60 days” accounts where collection Is suspect	$
	d)	Accounts subject to prior encumbrances	$
	e)	Holdbacks, contra-accounts or rights of set-off	$
	f)	Other ineligible accounts	$
Plus:	g)	Under 60 day portion of accounts included in (a) above, where the over 60 day portion is less than 10% of the amount of accounts, or which the Bank has designated as nevertheless good	$
Good Accounts Receivable				A	$
Marginable Good Accounts Receivable at 75% of A				B	$
Total EDC Accounts Receivable					$
Less:	a)	Accounts, any portion of which exceeds 90 days	$
	b)	Accounts due from affiliates	$
	c)	Accounts where collection is suspect	$
	d)	Accounts subject to prior encumbrances	$
	e)	Holdbacks, contra-accounts or rights of set-off	$
	f)	Other ineligible accounts	$
Good EDC Accounts Receivable				C	$
Marginable Good EDC Accounts Receivable at 85% of C				D	$
Total inventory (valued at lesser of cost or net realizable value)					$
Less:	a)	Inventory subject to prior encumbrances	$
	b)	inventory subject to 30 day supplier payables	$
	c)	Other non qualifying inventory	$
Unencumbered Inventory				E	$
Marginable Unencumbered Inventory at 25% of G (Max $375,000)			F	$
Less: Potential Prior-Ranking Claims			G	$
Borrowing Limit (B+D+F-G)				$
Less: Facility # 1 Borrowings				$
Margin Surplus (Deficit)				$

3.	Annexed hereto are the following reports in respect of the Borrower:

a)	aged list of accounts receivable,

b)	aged list of EDC insured accounts receivable supported by Direction to Pay on EDC form E-6,

c)	status of inventory,

d)	listing of Potential Prior-Ranking Claims, and

e)	listing of supplier payables having 30 day repossession rights over inventory.

4.	The reports and information provided herewith are accurate and complete in all respects and all amounts certified as Potential Prior-Ranking Claims are current amounts owing and not in arrears.

Dated this              day of                     , 20        .

Per:

Name:

Title: